Exhibit 99.1

Capstone Turbine Corporation Announces Third Quarter Fiscal 2009 Operating Results

Third quarter revenue of $11.5 million up 25% from the same period last year. Backlog increased to a record $57.0 million, up 13% from prior quarter and 335% from the same period last year.

CHATSWORTH, Calif.--(BUSINESS WIRE)--February 9, 2009--Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST) today reported operating results for its third quarter ended December 31, 2008 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Financial Summary

Capstone’s backlog at the end of the third quarter was $57.0 million, an increase of approximately $6.6 million, or 13%, from the prior quarter and an increase of approximately $43.9 million, or 335%, from the same period last year.

“This quarter we continued our increased production rates and achieved $11.5 million in revenue and over $2.8 million in finished goods in inventory. In addition we had another strong bookings quarter with over $14 million in new orders, despite the overall global market conditions,” stated Darren Jamison, Capstone’s President and Chief Executive Officer. “I am also proud of our achievements in the successful launch of the C1000 product line as this new key product represents 29 megawatts, or 44% of our backlog in megawatts,” added Jamison.

Capstone’s revenue for the third quarter ended December 31, 2008 was $11.5 million, an increase of approximately 25% from the same period last year. Capstone shipped 116 units in the third quarter of Fiscal 2009, compared to 121 units for the same period last year.

The gross loss for the third quarter was $0.6 million, or 5% of revenue, compared to $40,000, or less than 1% of revenue, for the same period last year. The increase in the gross loss and gross loss percentage reflects lower margin product mix, primarily because of the product launch of the C200 and C1000 systems along with an increase in manufacturing expenses, offset by a decrease in warranty expense and higher absorption of overhead costs into ending inventory.

Research and development costs were $2.1 million for the third quarter, an increase of $0.3 million, or 17%, from the same period last year. R&D expenses are reported net of benefits from cost-sharing programs. There were approximately $2.0 million of such benefits this quarter and $0.9 million of such benefits for the same period last year. The overall net increase in R&D expenses resulted from increased spending for supplies, labor, consulting and facility costs offset by additional funding from UTC Power Corporation for the cost-sharing program for the C200 commercialization.

Selling, general and administrative costs were $7.4 million for the third quarter, an increase of $1.0 million, or 16%, from the same period last year. The net increase in SG&A expenses was comprised of an increase in labor, travel, marketing, and professional service expense. The increase in labor and travel costs reflected our continued effort in developing worldwide distributors and launching the C200 and C1000 Series products.

Capstone's net loss was $10.0 million, or $0.06 per share, for the third quarter, an increase of $2.3 million from the $7.7 million loss, or $0.05 per share, reported for the same period last year.

Cash balances decreased by $21.6 million during the third quarter of Fiscal 2009. As of December 31, 2008, cash and cash equivalents were $24.4 million.

Conference Call

The Company will host a conference call today, Monday, February 9, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.microturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.microturbine.com; NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 4,000 Capstone MicroTurbine® systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 and ISO 14001:2004 certified company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New Jersey, New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CAPSTONE TURBINE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts) (Unaudited)

	December 31,	March 31,
	2008	2008
ASSETS
Current Assets:
Cash and cash equivalents	$24,388	$42,605
Accounts receivable, net of allowance for doubtful accounts and sales returns of $686 at December 31, 2008 and $629 at March 31, 2008	13,184	6,768
Inventories	29,766	14,472
Prepaid expenses and other current assets	1,577	1,614
Total current assets	68,915	65,459
Property, plant and equipment, net	8,385	5,536
Non-current portion of inventories	3,534	2,221
Intangible asset, net	423	624
Other assets	219	206
Total	$81,476	$74,046
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$10,858	$7,964
Accrued salaries and wages	1,737	1,519
Accrued warranty reserve	3,254	4,591
Deferred revenue	1,033	780
Current portion of notes payable	16	13
Other current liabilities	2,558	5,658
Total current liabilities	19,456	20,525
Long-term portion of notes payable	30	5
Other long-term liabilities	337	463
Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 415,000,000 shares authorized; 174,751,857 shares issued and 173,968,096 shares outstanding at December 31, 2008; 148,238,852 shares issued and 147,578,311 shares outstanding at March 31, 2008	175	148
Additional paid-in capital	665,556	626,952
Accumulated deficit	(603,146)	(573,383)
Treasury stock, at cost; 783,761 shares at December 31, 2008 and 660,541 shares at March 31, 2008	(932)	(664)
Total stockholders’ equity	61,653	53,053
Total	$81,476	$74,046

CAPSTONE TURBINE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue	$11,482	$9,217	$32,127	$22,051
Cost of goods sold	12,083	9,257	34,550	25,320
Gross loss	(601)	(40)	(2,423)	(3,269)
Operating expenses:
Research and development	2,048	1,761	6,049	6,943
Selling, general and administrative	7,441	6,462	21,699	18,263
Total operating expenses	9,489	8,223	27,748	25,206
Loss from operations	(10,090)	(8,263)	(30,171)	(28,475)
Interest income	135	575	490	1,931
Loss before income taxes	(9,955)	(7,688)	(29,681)	(26,544)
Provision for income taxes	80	—	82	2
Net loss	$(10,035)	$(7,688)	$(29,763)	$(26,546)
Net loss per common share — Basic and Diluted	$(0.06)	$(0.05)	$(0.18)	$(0.18)
Weighted average shares used to calculate Basic and Diluted net loss per common share	173,851	145,512	161,277	144,978

CONTACT:
Capstone Turbine Corporation
Investor and investment media inquiries:
ir@capstoneturbine.com, 818-407-3628